Exhibit 10.33

SECOND AMENDMENT TO THE SALARY CONTINUATION AGREEMENT AND GENERAL RELEASE

This SECOND AMENDMENT TO THE SALARY CONTINUATION AGREEMENT AND GENERAL RELEASE (the “Amendment”) dated as of February 15, 2007 is entered into between Edward F. Giles (the “Executive”), whose address is 3 Harlow Pond Court, Franklin, Massachusetts 02038, and BJ’s Wholesale Club, Inc., a Delaware corporation, (the “Company”) whose principal office is One Mercer Road, Natick, Massachusetts 01760.

WHEREAS, the Company and the Executive desire to amend certain provisions of the Salary Continuation Agreement and General Release dated January 29, 2007 (the “Agreement”).

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

3.	Section 2.a of the Agreement is hereby deleted in its entirety and replaced with the following:

Salary Continuation. The Company shall pay to the Executive the Executive’s base salary of $7,692.31 per week and the Executive’s auto allowance of $295.65 per week for seventy-eight (78) weeks (the “Salary Continuation Period”), less all applicable withholding for income and employment taxes and insurance benefits payable. The Salary Continuation Period shall commence on the next regular payroll cycle after the date that is six (6) months following the Executive’s Termination from Employment Date, at which time the Company shall provide a lump sum payment to the Executive equivalent to twenty-six (26) weeks of Executive’s base salary. The Company shall pay the remaining fifty-two (52) weeks of the Salary Continuation Period to the Executive in such manner and at such time as the Company shall pay base salary to other executives.

4.	Section 2.b of the Agreement is hereby deleted in its entirety and replaced with the following:

Insurance Benefits. During the Salary Continuation Period, the Company will provide medical, dental and life insurance for the Executive and the Executive’s family upon terms and conditions to those provided for the Company’s executives generally. During the period of six (6) months prior to the commencement of the Salary Continuation Period, the Company will provide medical, dental and life insurance for the Executive and the Executive’s family upon terms and conditions to those provided for the Company’s executives generally and will deduct the premiums for the medical, dental and life insurance from the lump sum payment to be paid to the Executive as described in Section 2.a of this Amendment. Following the Salary Continuation Period, the Executive and the Executive’s family may be eligible to receive continuation of the Executive’s group health coverage to the extent authorized and consistent with the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. §1161, et seq., (“COBRA”), provided that the Executive pay the full cost for such coverage in a timely manner. Such coverage will terminate in accordance with COBRA guidelines.

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS AMENDMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AMENDMENT.

/s/ Edward F. Giles	2/16/07
Edward F. Giles	Date

/s/ Thomas Davis III	2/15/07
Thomas Davis III Senior Vice President Director of Human Resources	Date